Exhibit 99.1

Good afternoon.  Joining me today are Walter Robb and AC Gallo, Co-Presidents and Chief Operating Officers, Glenda Chamberlain, Executive Vice President and Chief Financial Officer, Jim Sud, Executive Vice President of Growth & Development, Lee Valkenaar, Executive Vice President of Global Support, and Cindy McCann, Vice President of Investor Relations.

First for the legalities: The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements.  These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the reports on Form 10K for the fiscal year ended September 24, 2006.  The Company does not undertake any obligation to update forward-looking statements.

The tender offer we will discuss today has not commenced.  We have agreed in the merger agreement to commence a tender offer on February 27, 2007.  Our description of the tender offer today is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets. At the time the tender offer is commenced, we will file with the SEC a Tender Offer Statement on Schedule TO containing an offer to purchase and related materials.  These documents will contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer.

We have made two announcements today.  Both press releases are now available on our website at www.wholefoodsmarket.com along with the scripted portion of this call and additional supplemental financial data.

I am hoping you have all had a chance to read our press releases.  I will briefly recap our first quarter results, and then turn to our announcement of a proposed acquisition of Wild Oats.

Our sales for the first quarter increased 12 percent to $1.9 billion.  Average weekly sales for all stores increased 6% to $620,000, translating to sales per square foot of $926.  We had 174 stores, or 92 percent of all stores, set new weekly sales records during the holidays.

Our comparable store sales grew seven percent on top of a 13 percent increase in the prior year.  Our year-over-year average transactions per week increased approximately 5 percent to 3.2 million and our average basket size increased approximately 2 percent to $34.43.

Our 13 new stores, including three relocations and two new markets, averaged 53,000 square feet in size, produced average weekly sales of $571,000 in the quarter and had sales per square foot of $559.

Due to seasonality, our gross margin is typically lower in the first quarter than for the remainder of the year, averaging 34.3 in Q1 over the past five years.  For the quarter, our gross profit was inline with this average, decreasing 24 basis points year over year to 34.3 percent of sales.  For stores in the comparable store base, gross profit improved two basis points to 34.5 percent of sales.

The Whole Foods Market brand is synonymous with beautiful stores, exceptional customer service, the highest quality natural and organic products and a fun shopping experience.  What we are not as well known for are the low prices that we currently offer our customers.  While our core customers are not primarily focused on price, our price image is important in terms of appealing to a broader customer base, especially as select natural and organic products are becoming more available through various retail formats.

Our strategy has been to approach pricing on a market-by-market basis, and to be competitive on the same or similar items in grocery and Whole Body.  Our perishable areas such as meat, seafood, produce, prepared foods and bakery, have typically been priced at a premium, reflecting the higher quality of our offering.

Going forward, we expect to further differentiate our product offering throughout our stores, and where differentiation is not possible, continue to selectively invest in lower prices on branded products to help enhance our value perception and broaden our appeal.

The good news is that being a young and relatively small company, we have many opportunities to lower our cost of goods sold.  We can use these savings to help offset our price investments. Therefore, we believe our historical annual gross margin range of 34 to 35 percent continues to be the best indicator of our future results.

In the quarter, our private label SKU count increased 21 percent year over year to just over 1,900 SKUs, and our private label sales increased to 17 percent of our total grocery and Whole Body sales.  We have committed additional resources to our private label team, including creating a new Global Vice President of Private Label position.  We expect private label to play a key role in our product differentiation strategy and to grow to a much higher percentage of our sales over time.

Direct store expenses increased 35 basis points to 25.8 percent of sales which is higher than our five-year average and above our five-year range.  The increase was primarily due to higher share-based compensation expense and health care costs as a percentage of sales.  For stores in the comparable store base, direct store expenses improved six basis points to 25.4 percent of sales.

For the quarter, operating cash flow per share increased a very healthy 30 percent to $0.79 from $0.61 in the prior year.  This takes into account approximately $10.2 million, or $0.07 per share, of share-based compensation, pre-opening rent and accelerated depreciation that was expensed for accounting purposes but was non-cash, compared to $4.4 million, or $0.03 per share, in the prior year.

In other news, we were extremely pleased to learn last month that for the tenth consecutive year we made FORTUNE’s list of the “100 Best Companies to Work For.” We ranked number five, our highest ranking ever, and we are one of only 18 companies to be named every year since the list’s inception.

I will now turn to our announcement of our planned merger with Wild Oats.

Wild Oats and Whole Foods Market have both had a large and positive impact on the natural and organic foods movement throughout the United States, helping lead the industry to nationwide acceptance and to becoming one of the fastest growing segments in food retailing today.  The growth opportunity in the category has led to increased competition from many players, most of whom are not dedicated natural and organic foods supermarkets, but are considerably larger than we are.

Our companies have similar missions and core values, and we believe the synergies gained from this combination will create long term value for our customers, vendors and shareholders as well as exciting opportunities for our new and existing team members by making us better positioned to compete in this rapidly changing food retailing environment.

In our history, we have made 18 retail acquisitions, many of which we have considered to be platform acquisitions from which we have been able to accelerate our growth geographically.  This will be the largest acquisition in our history.  Wild Oats is a great geographical fit as all of our 11 operating regions will gain stores and three of our smallest regions — our Pacific Northwest, Rocky Mountain and Florida regions - will gain critical mass.  We will also gain immediate access into a significant number of new markets.

It has been our experience that most acquisitions take up to two years to transition to our decentralized operations and implement our incentive programs.  We expect this acquisition to be similar and that over time we will recognize significant synergies through G&A cost reductions, greater purchasing power and increased utilization of support facilities.  We are particularly excited to gain many talented team members who will provide valuable support in reaching our growth goal of $12 billion in sales in 2010.

We will be carefully evaluating each banner as well as each store to see how it fits in to our overall brand and real estate strategy.  Wild Oats has been rationalizing its store base over the last several years, but we expect we will close some additional stores as well as relocate others to stores we currently have in development.  We would also expect to make significant investments in remodeling stores before eventually re-branding them as Whole Foods Market stores.

Our company continues to evolve at a rapid pace.  We have always learned from past acquisitions and look forward to building on our combined strengths, cultures and historical roots.  We approached this acquisition from a strategic as well as EVA perspective and believe we will become a much stronger and better-positioned company that will produce strong returns for our shareholders in the future.

As stated in our press release, our tender offer is conditioned upon at least a majority, or 50.1 percent, of the outstanding Wild Oats’ shares being tendered, as well as customary regulatory and other closing conditions.  Wild Oats’ Board of Directors has unanimously recommended that their shareholders tender shares in this offer.  The Yucaipa Companies, Wild Oats’ largest shareholder with approximately 18 percent ownership, has committed to tendering its shares.  Approval of the transaction by our shareholders is not required.  If all goes as according to plan, we hope to close this transaction in April.

We believe we are well positioned to finance this transaction as well as fund our capital expenditures, ongoing cash dividend program and any future stock repurchases.  We have committed financing of $700 million in place at closing, and we also intend to upsize our revolving credit facility to $250 million from $100 million.  With $222 million in total cash and investments, only $3 million of current long-term debt, and very strong, consistent cash flow from operations, we are very comfortable taking on this additional debt and hope to maintain our investment grade credit rating.

Our guidance for fiscal year 2007 excludes any impact from the pending merger, as the transaction has not closed.

Our business model is very successful and continues to benefit all of our stakeholders.  We are executing at a high level, continuing to produce much higher sales, comps and sales per square foot than our public competitors.  Given our strong historical sales growth, record store development pipeline, continued anticipated acceleration in store openings, and this merger, we believe we are well positioned to achieve our goal of $12 billion in sales in the year 2010.  Over the longer term, however, we believe the sales potential for Whole Foods Market is much greater than $12 billion as the market continues to grow and as our company continues to improve.

We have grown our stock price at an average compound annual rate of 23 percent since going public, and we encourage our shareholders to stay focused on the long term.  We are constantly evolving, innovating and maturing and have a demonstrated track record of competing, executing and delivering strong results.

At close of call:

Thank you for listening in.  Visit our web site for a transcript of the scripted portion of this call.  A recording of the call will also be available online through a link on our website at www.wholefoodsmarket.com.